UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified in Its Charter)

SIDUS INVESTMENT PARTNERS, L.P.

SIDUS DOUBLE ALPHA FUND, L.P.

SIDUS DOUBLE ALPHA, LTD.

SIDUS ADVISORS, LLC

SIDUS INVESTMENT MANAGEMENT, LLC

MICHAEL J. BARONE

ALFRED V. TOBIA JR.

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

CLIFFORD PRESS

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Sidus Investment Management, LLC and BLR Partners LP, together with the other participants named herein (collectively, “Sidus”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Sidus’ slate of highly qualified director nominees to the Board of Directors of Acacia Research Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 4, 2018, Sidus issued the following press release:

SIDUS Investment Management AND BLR Partners FILE DEFINITIVE PROXY MATERIALS TO ELECT TWO HIGHLY QUALIFIED DIRECTOR NOMINEES TO BOARD OF Acacia Research Corporation

Issue Letter to Acacia Stockholders

Believe Continued Destruction of Stockholder Value, Abysmal Corporate Governance Practices and Unelected Directors are Responsibility of Executive Chairman Louis Graziadio

Urge Stockholders to vote the BLUE Proxy Card to Elect Clifford Press and Alfred V. Tobia Jr. to Bring Accountability to the Boardroom

NEW YORK, NY, May 4, 2018 – Sidus Investment Management, LLC and BLR Partners LP (together, “Sidus,” “we” or “us”), collectively one of the largest stockholders of Acacia Research Corporation (“Acacia” or the “Company”) (NASDAQ:ACTG), with aggregate ownership of approximately 4.5% of the Company’s outstanding shares, announced today that it has filed definitive proxy materials, including a BLUE proxy card, for the election of two highly-qualified director nominees at the Company’s 2018 annual meeting of stockholders (the “Annual Meeting”) scheduled to be held on June 14, 2018 and issued a letter to Acacia stockholders. The full text of the letter follows:

May 4, 2018

Dear Fellow Acacia Stockholders:

We have nominated Clifford Press and Alfred V. Tobia Jr. for election to Acacia’s Board of Directors (the “Board”) because we believe that meaningful corporate governance improvements are required at Acacia. Stockholders of public companies are entitled to expect a basic governance framework – an independent and prudent board of directors overseeing a well-qualified CEO executing a clearly articulated business strategy. These are things Acacia lacks under the leadership of Executive Chairman Louis Graziadio.

In the face of overwhelming evidence, such as the lack of any succession planning or Board processes that has led to Acacia having no CEO for nearly two years and a Board consisting of over 50% of unelected directors that can be tied directly back to Mr. Graziadio (among the many of the Company’s corporate governance shortcomings), Mr. Graziadio continues to defy our assessment of Acacia’s poor corporate governance and “strongly disagrees” there is an issue. This should be alarming for Acacia’s stockholders. Mr. Graziadio’s strong disagreement with our assessment of Acacia’s corporate governance, which assessment is shared by leading independent proxy advisory firms, indicates to us that he is committed to perpetuating these deeply troubling, stockholder-unfriendly practices. Some of Acacia’s problematic corporate governance practices that Mr. Graziadio apparently finds acceptable are discussed below.

Under the current leadership team, Acacia’s corporate machinery has been manipulated such that 57% of the current directors have been hand-picked by the incumbent Board and never elected by stockholders. Even worse, it appears that the appointments of all four of these unelected directors – James Sanders, Frank Walsh, Joseph Davis and Paul Falzone – are directly linked to Mr. Graziadio. Mr. Sanders’ relationship with Mr. Graziadio goes back for at least two decades having served as a vice president, secretary or general counsel of various Graziadio-controlled entities since 1998. Mr. Sanders also serves as a Trustee of the Graziadio Family Trust. Mr. Walsh’s ties to Mr. Graziadio include serving together on the board of directors of World Point Terminals Inc. (where they both continue to serve as directors today). With respect to Messrs. Davis and Falzone, the Company’s proxy statement discloses that Mr. Graziadio approached both of them about becoming directors of the Company. We find this very troubling, but not surprising considering that the Nominating and Governance Committee has held just one meeting per year for at least the past ten fiscal years. How can the Nominating and Governance Committee identify and vet highly qualified director candidates if that is the extent of its engagement? To us, it appears that the Nominating and Governance Committee has allowed Mr. Graziadio to stack the Board with friendly faces rather than identify directors by acceptable means, whether with the assistance of a recognized search firm or otherwise.

The inactivity of the Nominating and Governance Committee could, in our view, help explain the Company’s lack of a Chief Executive Officer. According to its Charter, one of the responsibilities of the Nominating and Governance Committee is to review “the succession plans relating to positions held by senior executives, and make recommendations to the Board regarding the selections of individuals to fill these positions.” Upon the departure of the previous CEO on December 21, 2015, the Company announced that “The Board of Directors has commenced a search for a permanent Chief Executive Officer to replace Mr. Vella and will engage an independent executive search firm to assist in the process.”1 Now nearly two and a half years later, the CEO position remains unfilled and we question whether a search process ever truly began.

We believe that the lack of a CEO has allowed Mr. Graziadio to act as the de facto CEO and avail himself of unusual and, in our view, troubling personal compensation arrangements. As Executive Chairman, Mr. Graziadio arranged for the Company to make payments to Second Southern Corp. (“Second Southern”), a company wholly owned by Mr. Graziadio, as “reimbursement” for its costs and expenses (including personnel, facilities and supplies) incurred in connection with Mr. Graziadio’s performance of his duties. Given that Pearl Meyer, the Company’s compensation consultant, recommends as best practices that companies “[a]dopt a policy stating a director or a director’s firm should not be hired to provide professional or financial services to a corporation where he/she serves on the [b]oard,”2 we question whether such arrangement with Second Southern was supported or approved by the Company’s compensation consultant. We continue to struggle to comprehend how Mr. Graziadio obtained $2,417,426 in aggregate compensation in fiscal 2016 despite not being an employee of the Company.

We do not recall ever seeing such outlandish practices in our long history of governance-oriented investing. Not surprisingly, for the past four annual meetings, Institutional Shareholder Services has assigned Acacia a governance risk score of “9” on a scale where a “10” is the worst possible score and indicates maximum governance risk. What basis does Mr. Graziadio have to “strongly disagree” with our assessment regarding Acacia’s corporate governance in the face of ISS’s stark indictment? His seeming inability to grasp what acceptable corporate governance practices look like for a public company further cements our belief that he is not qualified to serve on the Board or exert the outsized influence over the Company that exists.

1 Acacia Form 8-K filed on December 23, 2015.

2 IDPN Advocate & Connect Webinar: A discussion on board earnings & trends on Director Compensation with Pearl Meyer. May 16, 2017.

Instead of addressing these urgent governance concerns following our director nominations, the Board doubled down on entrenching tactics with the unilateral appointments of two directors, neither of whom has any public company board experience, to classes that are not up for election at this year’s Annual Meeting (the same approach taken when Messrs. Sanders and Walsh were appointed). We believe that the Company’s first quarter earnings call on May 1st also goes to show just how out of touch Acacia’s leadership has become. Consistent with the lack of accountability that has become commonplace at Acacia, Mr. Graziadio did not even participate on the call, and those representatives who did partake read a prepared script and refused to take any questions from analysts or stockholders. Company representatives disparaged the level of holdings in Acacia stock by individual members of our group and sought to compare them to the holdings of Mr. Graziadio and his family trusts, which is misleading because it fails to consider or acknowledge the NOL poison pill that caps our group’s collective ownership at 4.9%. If the Company grants us a waiver to the pill today, we will start making additional purchases tomorrow.

Acacia’s criticism of the short sale made by Bradley L. Radoff in his personal account was bizarre since the Company failed to mention it was for 4,000 shares and executed at approximately $40 on March 12, 2012 and closed on March 2, 2018 at approximately $3.50. If anything, it painfully demonstrates the disastrous performance of Acacia’s share price under the current regime, which was inadvertently highlighted by President Robert Stewart’s awkward statement that “We feel it is more prudent to take a longer view.” We remind Mr. Stewart of the long-term record of value destruction at Acacia – stockholders have endured shocking losses over the past one (-34.4%), three (-65.0%), five (-86.6%) and ten-year (-32.4%) periods.3 Acacia’s performance has been indisputably abysmal over the near and long term – clearly change is needed. Mr. Radoff’s significant purchases of Acacia stock and nomination of two highly qualified independent director candidates signals his commitment to improve the Company for the benefit of all stockholders.

The upcoming Annual Meeting scheduled for June 14, 2018 is a critical opportunity for Acacia stockholders to remove Messrs. Graziadio and Walsh from the Board elect representatives of their own choosing.

The time for change is now – Sidus urges all stockholders to vote the BLUE proxy card today!

Sincerely,

Sidus Investment Management, LLC and BLR Partners LP

Contacts:

Clifford Press

(212) 277-5635

Alfred V. Tobia Jr.

(212) 751-6644

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

3 Bloomberg, calculated as of April 4, 2018.